AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Restated Agreement”) entered into as of December 31, 2008 (the “Effective Date”), by and between John P. Hamill (the “Executive”) and PharmaNet Development Group, Inc., a Delaware corporation (the “Company”).
     WHEREAS, in its business, the Company has acquired and developed certain trade secrets, including, but not limited to, proprietary processes, sales methods and techniques, and other like confidential business and technical information, including, but not limited to, technical information, design systems, proprietary assays, pricing methods, pricing rates or discounts, process, procedure, formula, design of computer software or improvement of any portion or phase thereof, whether patented or not, that is of any value whatsoever to the Company, as well as certain unpatented information relating to the Services as defined below, information concerning proposed new services, market feasibility studies, proposed or existing marketing techniques or plans (whether developed or produced by the Company or by any other entity for the Company), other Confidential Information (as defined below) and information about the Company’s employees, officers and directors, which necessarily will be communicated to the Executive by reason of his or her employment with the Company;
     WHEREAS, the Company has strong and legitimate business interests in preserving and protecting its investment in the Executive, its trade secrets and Confidential Information, and its substantial relationships with suppliers and Clients (as defined below), actual and prospective;
     WHEREAS, the Company desires to preserve and protect its legitimate business interests further by restricting competitive activities of the Executive during the term of his employment with the Company and following (for a reasonable period of time) termination of employment;
     WHEREAS, the Company’s Board of Directors (the “Board”) considers it essential to and in the best interests of the Company’s direct and indirect holders of ownership interests (collectively, the “Stockholders”) to foster the continued employment of the Executive and has approved the terms of employment and severance arrangement set forth in this Restated Agreement;
     WHEREAS, the Company desires to continue the Executive in its employ and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to continue such employment and render such services, all upon and subject to the terms and conditions contained in this Restated Agreement;
     WHEREAS, the Executive and the Company are currently parties to that certain Employment Agreement dated January 10, 2007 (the “Previous Employment Agreement”) and desire to amend and restate the terms and conditions of the Previous Employment Agreement so as to bring those terms and conditions into documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations thereunder and to continue Executive’s employment with the Company upon those amended and restated terms and conditions; and

     WHEREAS by executing this Restated Agreement, the Executive and the Company hereby agree that this Restated Agreement shall supersede any prior employment arrangement or severance benefits set forth in the Previous Employment Agreement or any other earlier agreements referred to therein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Restated Agreement, and intending to be legally bound, the Company and the Executive hereby agree as follows:
     1. Representations and Warranties. The Executive hereby represents and warrants to the Company that he or she is not subject to any written nonsolicitation or noncompetition agreement affecting his or her employment with the Company (other than the Previous Employment Agreement or any other prior agreement with the Company or its Affiliates), (b) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his or her employment with the Company (other than the Previous Employment Agreement or any other prior agreement with the Company or its Affiliates), and (c) has not brought to the Company any trade secrets, confidential business information, documents or other personal property of a prior employer.
     2. Term of Employment.
          (a) Term. Subject to Section 6 hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the Effective Date and ending on August 23, 2009 (the “Employment Term”).
          (b) Continuing Effect. Notwithstanding any termination of the Executive’s employment, at the end of the Employment Term or otherwise, the provisions of Sections 7 and 8 of this Restated Agreement shall remain in full force and effect, and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.
     3. Duties.
          (a) General Duties. The Executive shall continue to serve as the Executive Vice President and Chief Financial Officer of the Company, with the duties and responsibilities that are customary for such position. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Restated Agreement competently, carefully and faithfully. During the Employment Term, the Executive shall be deemed an executive officer and a member of the Executive Committee of the Company, and the Company shall take all actions necessary or required to make Executive an officer. In addition, Executive may be required to execute and deliver to the Company, on a timely basis, quarterly certifications or sub-certifications in order to permit the Company to comply with its reporting obligations, including those under the Sarbanes-Oxley Act of 2002.
          (b) Devotion of Time. The Executive shall devote the amount of time and attention to the business and affairs of the Company that are reasonably necessary to competently perform his duties. The Executive shall not enter the employ of or serve as a consultant to, or in any way perform any services (with or without compensation) for, any other persons, business or organization without the prior written consent of the Board. Notwithstanding the foregoing, the Executive shall be permitted, subject to the first sentence of this Section 3(b) and Sections 7, 8, 9 and 10 hereof, to (i) serve on corporate, advisory, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments.
          (c) Location of Office. The Executive’s principal business office shall be at the Company’s office location in Princeton, New Jersey, as such location may be changed from time to time by the senior management of the Company; provided, however, that the Executive’s job responsibilities shall include all business travel reasonably necessary to perform such responsibilities.
          (d) Adherence to Inside Information Policies. The Executive acknowledges that the Company is publicly-held and, as a result, has implemented insider information policies designed to preclude its employees and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company or any third party. The Executive shall promptly execute any reasonable agreements generally distributed by the Company to its employees requiring such employees to abide by its insider information policies and shall continue to be bound by any such agreements to which the Executive is currently a party.
     4. Compensation and Expenses.
          (a) Annual Base Salary. For the services of the Executive to be rendered under this Restated Agreement during the remainder of the Employment Term, the Company shall pay the Executive an annual base salary of $431,796 (the “Annual Base Salary”), effective as of January 1, 2008. However, such Annual Base Salary shall continue to be adjusted annually as of the last day of each calendar year during the remainder of the Employment Term, with the first such increase to be effective as of December 31, 2008, by the greatest of (i) four (4%) of the rate of Annual Base Salary in effect for the Executive at that time, (ii) the salary increase approved by the Compensation Committee of the Board (the “Compensation Committee”) or (iii) the increase in the Consumer Price Index determined in accordance with the formula attached hereto as Exhibit A. The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practices for salaried employees.
          (b) Annual (Cash) Incentive. In addition to any other compensation received pursuant to this Restated Agreement, the Executive shall be eligible to participate in the same Company cash incentive plan or plans in which the members of the Company’s Executive Committee are eligible to participate and shall be subject to the terms and conditions of each such plan in which he participates.
          (c) Long-Term Incentive. The Executive shall be eligible to participate in all long-term incentive plan or plans in which the members of the Company’s Executive Committee are eligible to participate and shall be subject to the terms and conditions of each such plan in which he participates. In 2006, the Executive was awarded the following equity-based incentive compensation: (i) restricted stock units (“RSUs”) covering 21,000 shares of the Company’s common stock which vest semi-annually over a 3-year period in equal increments of 3,500 shares commencing on December 31, 2006 and each June 30th and December 31st thereafter, subject to the Executive’s continued employment with the Company on each applicable vesting date; and (ii) RSUs covering an additional 25,000 which vest only if the Company meets or exceeds the 2008 non-GAAP earnings target set by the Compensation Committee, which target was agreed upon as of May 9, 2006 and is set forth in the minutes to the Compensation Committee meeting of such date. Each awarded RSU shall entitle the Executive to receive one share of the Company’s common stock upon the vesting of that unit, and the shares which vest on each applicable vesting date shall be issued on that date or as soon as administratively practicable thereafter, but in no event later than the later of (x) the last day of the calendar year in which vesting date occurs or (y) the fifteenth day of the third calendar month following such vesting date. All such share issuances shall be subject to the Company’s collection of the applicable withholding taxes. All other equity incentive award made to the Executive pursuant to this Section 4(c) shall be granted in accordance with the terms and conditions of the Company’s standard form of agreement and applicable equity incentive plan.
          (d) Expenses. In addition to any compensation paid to the Executive pursuant to this Section 4, the Company shall reimburse or advance funds to the Executive for reasonable travel, entertainment, professional dues and miscellaneous expenses incurred in connection with the performance of his duties under this Restated Agreement and in accordance with the Company’s policies relating to travel and expenses. The Executive must submit appropriate receipts and documentation for each such reimbursable expense within sixty (60) days after the later or (i) the incurrence of that expense or (ii) the receipt of the invoice or billing statement for such expense, and the Company shall provide the Executive with the requisite reimbursement within thirty (30) business days thereafter.
     5. Benefits.
          (a) Vacation. During each year of employment, the Executive shall be entitled to twenty (20) business days of vacation without loss of compensation or other benefits to which he is entitled under this Restated Agreement, with such vacation to be taken at such times as the Executive may select and the affairs of the Company may permit.
          (b) Employee Benefit Programs. The Executive is entitled to participate in any pension, 401(k), medical insurance, disability insurance, life insurance or other employee benefit plan that is maintained by the Company, including reimbursement of membership fees in professional organizations, subject to the eligibility requirements of those specific plans.
          (c) Insurance Premiums and Other Coverage Costs. The Company shall pay all insurance premiums and other costs in connection with the insurance or benefit programs referred to in Section 5(b) in which the Executive participates. All such insurance premiums or other coverage costs payable by the Company shall be paid by the Company within thirty (30) business days after the due date, and the amount of premiums or coverage costs paid by the Company in any one calendar year during the Employment Term shall not affect the amount of premiums or coverage costs payable by the Company in any other calendar year. In addition, the Company shall include the Executive in the Company’s D&O (director and officer) liability insurance policy as an additional insured for the benefit of the Executive.

          (d) Special Benefit Allowance. The Company shall pay or reimburse the Executive for up to $25,000 of expenses in each calendar year (or fiscal year if the Company adopts a fiscal year for financial reporting purposes) within the Employment Term that pertain to perquisites or other personal benefits provided him that are not generally made available to all middle level executives. Any such reimbursement shall be subject to the following terms and conditions: (i) the Executive must submit appropriate receipts and documentation for each such reimbursable expense within sixty (60) days after the later or (x) the incurrence of that expense or (y) the receipt of the invoice or billing statement for such expense and (ii) the Company shall provide the Executive with the requisite reimbursement within thirty (30) business days thereafter. Expenses eligible for such payment or reimbursement include, but are not limited to, the following: automobile expenses, personal life and disability insurance premiums, unreimbursed medical expenses, travel costs of family members accompanying the Executive on business trips, and other expenses not generally available to middle level executives. In addition, the Company shall pay the Executive an amount (the “Tax Supplement”) equal to 35% of the taxable amount of the provided or reimbursed perquisites, plus the applicable federal, state and local taxes on the entire payment, in order to provide the Executive with net after-tax proceeds equal to the federal income taxes based on 35% marginal tax rate attributable to those taxable perquisites Each such Tax Supplement shall be paid to the Executive on or before March 15 of the calendar year immediately following the calendar year in which the perquisites generating that Tax Supplement were reimbursed or provided.
          (e) Conditions to Reimbursement. Any amounts to which the Executive becomes entitled pursuant to this Section 5 (whether by way of reimbursement or in-kind benefits) in each calendar year within the Employment Term or any other reimbursement to which the Executive becomes entitled pursuant to the provisions of this Restated Agreement during such calendar year shall not reduce the amounts (or in-kind benefits) to which the Executive may become entitled hereunder in any other calendar year within the Employment Term. In no event, however, will any expense be reimbursed after the close of the calendar year following the calendar year in which that expense was incurred. In addition, none of the Executive’s rights to reimbursement or in-kind benefits hereunder may be liquidated or exchanged for any other benefit.
     6. Termination; Severance.
          (a) Certain Definitions. For purpose of this Restated Agreement, the following definitions shall be in effect:
               “Cause” means that the Executive has: (i) been convicted of a felony involving any subject matter; (ii) been charged by a government agency with a felony relating to the business of the Company or any Affiliate; (iii) been convicted of a misdemeanor directly involving the Executive’s employment that directly affects the business of the Company; (iv) been found after an internal investigation to have engaged in sexual misconduct which is related to the Executive’s employment or the business of the Company and/or violated the Company’s sexual harassment policy; (v) failed to carry out the duties and responsibilities assigned to Executive which are consistent with the terms of this Restated Agreement after having received notice of such deficiency and a thirty (30)-day cure period; (vi) misappropriated Company funds or otherwise defrauded the Company; (vii) breached his fiduciary duty to the Company resulting in profit to him, directly or indirectly; (viii) been found to have committed any act or failed to take any action which results in the common stock of the Company (the “Common Stock”) being delisted for trading on its principal trading market or exchange; (ix) been convicted of illegal possession or illegal use of a controlled substance; (x) engaged in chronic drinking or the use of illegal drugs, chemicals or controlled substances or the abuse of otherwise legal drugs or chemicals or controlled substances that affects the performance of his duties as reasonably determined by the Company; (xi) failed or refused to cooperate, reasonably and at the Company’s expense, in any official investigation conducted by or on behalf of the Company; (xii) breached any material provision of this Restated Agreement, including Section 3(d) herein, and failed to cure such breach after notice thereof and a reasonable cure period (if such breach is of the nature that it can be cured); (xiii) intentionally or willfully failed to comply with the reasonable directives of the Board or the Chief Executive Officer of the Company (the “CEO”); (xiv) committed an act or omission constituting gross negligence or willful misconduct which causes, at least in part, the Company to restate its financial statements for a completed fiscal period after having filed such financial statements with the Securities and Exchange Commission; or (xv) been found by a court, the Securities and Exchange Commission or any state governmental authority which regulates or enforces such state’s securities laws, in a final non-appealable determination, to have violated any applicable securities laws, whether such finding was after a hearing or trial or on consent without admitting or denying any allegations of wrongdoing.
               “Disability” or “Disabled” means the first to occur of the following events of disability: (i) Executive is deemed disabled for purposes of any long-term disability insurance policy paid for by the Company and in effect at such time or (ii) due to accident, mental or physical illness or any other reason, Executive has become physically or mentally incapable of performing, with reasonable accommodation, the essential functions of his employment for a period of one hundred twenty (120) consecutive days or for one hundred eighty (180) days within a three hundred and sixty-five (365)-day period.
               “Effective Date of Termination” means, with respect to any purported termination of the Executive’s employment, (i) if the Executive’s employment terminates by reason of his death, the date of his death, (ii) if the Executive’s employment is terminated for Cause or without Cause, the date specified in the Notice of Termination, (iii) if the Executive’s employment is terminated as a result of a Disability, the date on which Executive is determined, in the reasonable judgment of the Company, to be Disabled in accordance with the definitional provisions of this Restated Agreement, as such date is specified in the Notice of Termination and (iv) if Executive terminates his or her employment through a Resignation for Good Reason or otherwise voluntarily terminates his employment, the date specified in the Notice of Termination.
               “Employee” means an individual who remains in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
               “Employer Group” means the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
               “Notice of Termination” means a notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment with the Company under the provision so indicated. The Notice of Termination shall specify the date on which such termination shall be effective.
               “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company (in its capacity as such), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporate entity owned, directly or indirectly, by the Stockholders in substantially the same character and proportions as their ownership of interests in the Company.
               “Resignation for Good Reason” means the Executive’s resignation from his employment with the Company by reason of (A) a material breach by the Company of any of the material terms or provisions of this Restated Agreement or (B) any entity or person not now an executive officer of the Company or Board member becoming, either individually or as part of a group (required to file a Schedule 13D or 13G with the Securities and Exchange Commission) the beneficial owner of thirty percent (30%) or more of the outstanding Common Stock, provided and only if the Executive resigns from his employment with the Company within ninety (90) days following the occurrence of the clause (A) material breach or within one hundred eighty (180) days following the occurrence of the clause (B) event. A resignation that occurs after the expiration of the applicable ninety (90) day or one hundred eighty (180) day period shall not be deemed a Resignation for Good Reason.
               “Separation from Service” means the Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of bona fide services the Executive is to render as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period of time in which the Executive has been in Employee status). Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Internal Revenue Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive is provided with a right to reemployment with the Company by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive is not provided with a right to reemployment by either statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.
          (b) Termination.
               (i) The Company may, in its sole discretion, terminate the Executive’s employment without Cause at any time upon thirty (30) days prior written Notice of Termination. The Executive may, in his sole discretion, terminate his employment with the Company (other than by reason of a Resignation for Good Reason) at any time upon thirty (30) days prior written Notice of Termination. The Executive shall also have the right to terminate his employment through a Resignation for Good Reason in accordance with the requirements for such termination set forth above. Executive’s employment under this Restated Agreement shall also terminate upon his death or Disability. Upon the Effective Date of Termination resulting from any of the foregoing termination events, the Executive shall cease to have any further right to compensation or reimbursement under Section 4 (except for any unpaid compensation earned or any reimbursable expenses incurred through the Effective Date of Termination, which shall be paid or reimbursed at that time to the extent not otherwise in contravention of any applicable Code Section 409A deferral requirement) or to participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided for by law or this Restated Agreement. On or before the Effective Date of Termination, the Executive shall execute a “Certificate of Conclusion of Employment,” certifying that he has complied with his obligations and acknowledging his continuing obligations under this Restated Agreement. The Executive’s failure to comply with the requirements of this Section 6(b) shall constitute a material breach of this Agreement. For clarity, if the Executive’s employment is terminated by the Company for any reason other than Cause or if the Executive’s employment terminates by reason of a Resignation for Good Reason, he shall be entitled to the Severance Payments set forth below.
               (ii) The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined above) by giving written Notice of Termination. The Executive shall have thirty (30) days from the date of the notice to provide the CEO with evidence that the Company is mistaken as to Cause and that the Executive’s behavior does not meet the criteria for Cause. During such thirty (30) day period, the Executive shall be suspended without pay; provided, however, that if employment is reinstated, then the Executive shall be paid for such thirty (30) day period, and if the termination is upheld, the Effective Date of Termination shall be deemed to be the date of receipt by the Executive of the written Notice of Termination. Upon any such termination for Cause, the Executive shall cease to have any further right to compensation or reimbursement under Section 4 (except for any unpaid compensation earned or any reimbursable expenses incurred through the Effective Date of Termination, which shall be paid or reimbursed at that time to the extent not otherwise in contravention of any applicable Code Section 409A deferral requirement)) or to participate in any employee benefit programs under Section 5 for any period subsequent to the Effective Date of Termination, except as provided by law.
          (c) Severance. Provided (i) the Executive executes and delivers to the Company, within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the Effective Date of Termination, a written release in substantially the form attached hereto as Exhibit B (the “Release”) and (ii) the Executive does not revoke such Release during any applicable revocation period, the Company shall cause the payments and benefits described in this Section 6 (the “Severance Payments”) to be made in connection with the termination of the Executive’s employment with the Company during the Employment Term, unless such termination (i) is by the Company for Cause, (ii) occurs by reason of the Executive’s death or Disability or (iii) is by the Executive under circumstances that do not constitute a Resignation for Good Reason. Severance Payments due and payable to the Executive by the Company in accordance with this Section 6 shall be determined as follows:
               (i) In lieu of any further salary payments to the Executive for periods subsequent to the Effective Date of Termination, the Company shall cause cash severance payment to be made to the Executive in an aggregate amount equal to two (2) times such Executive’s Annual Base Salary (the “Cash Severance Payments”). Such Cash Severance Payments shall be made in twenty-four (24) successive equal monthly installments on the fifteenth day of each month beginning with the fifteenth day of the first calendar month, within the sixty (60) day period following the date of the Executive’s Separation from Service by reason of such termination of employment, that is coincident with or next following the date on which the required Release first becomes effective following the expiration of all applicable revocation periods, but in no event shall such initial payment be made later than the last business day of such sixty (60)-day period on which the Release is so effective. Should the fifteenth day of any such calendar month not be a business day, then the payment for that month shall be made on the first business day thereafter. The monthly Cash Severance Payments to which Executive becomes entitled in accordance with this Section 6(c)(i) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.
               (ii) Provided the Executive and his spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to their COBRA rights, the Company shall reimburse the Executive for the costs the Executive incurs to obtain such continued coverage (collectively, the “Coverage Costs”), to the extent those Coverage Costs exceed the amount payable at that time by a similarly-situated active employee for the same level of coverage, until the earlier of (x) twenty-four (24) months after the Effective Date of Termination or (y) the first date on which the Executive is covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the COBRA continuation period, such coverage shall be obtained under the

Company’s group health care plans. Following the completion of the COBRA continuation period, such coverage shall continue under the Company’s group health plans or one or more other plans providing equivalent coverage. In order to obtain reimbursement for the reimbursable portion of the Coverage Costs under the applicable plan or plans, the Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse the Executive for the reimbursable portion of that payment. To the extent the Executive incurs any other medical care expenses reimbursable pursuant to the coverage obtained hereunder, the Executive shall submit appropriate evidence of each such expense to the plan administrator within sixty (60) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Executive’s right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Executive’s sole responsibility. As a condition to the foregoing medical care coverage, the Executive hereby agrees to provide prompt written notice to the Company of any medical care coverage to which he becomes entitled under another employer’s health benefit plan.
               (iii) The Executive shall also be entitled to continued coverage, for a period of twenty-four (24) months following the Effective Date of Termination, under the Company’s employee group term life insurance and disability insurance plans at the level in effect for the Executive on the Effective Date of Termination. The Company shall, prior to the last day of each month during such twenty-four (24)-month period, pay to the applicable insurance companies the amount by which the aggregate premium required to provide Executive with such coverage for the month exceeds the monthly amount that a similarly-situated active employee is required to pay in order to obtain such coverage, as measured as of the Effective Date of Termination (the “Monthly Benefit Payments”); provided, however, that the Company’s obligation to make such Monthly Benefit Payments shall cease in the event Executive fails to pay his portion of the aggregate monthly premium for such coverage. Except to the extent a later payment date is otherwise required pursuant to Section 6(h)(i) of this Restated Agreement, the Company shall make the initial Monthly Benefit Payment on the earlier of (A) the fifteenth day of the first calendar month, within the sixty (60) day period following the date of the Executive’s Separation from Service, that is coincident with or next following the date on which the required Release first becomes effective following the expiration of all applicable revocation periods or (B) the last business day of such sixty (60)-day period on which the Release is so effective. Each

Monthly Benefit Payment shall be treated as a right to a separate payment for purposes of Code Section 409A and shall constitute taxable income to Executive The Company shall collect the applicable withholding taxes from the Cash Severance Payments or any other amounts due Executive under this Restated Agreement.
               (iv) All unvested long-term incentive grants, if any, outstanding on the Effective Date of Termination shall immediately vest. To the extent any of the grants are stock options, each of those options shall remain exercisable for the underlying shares of Common Stock until the expiration or sooner termination of that option in accordance with the terms of the applicable stock option agreement. To the extent any of the grants are restricted stock unit awards, the shares of Common Stock underlying each such award shall be issued at the time or times specified in the applicable award agreement, subject to any required deferral pursuant to the provisions of Section 6(h)(i).
          (d) Deferred Compensation. To the extent the Executive is, on the Effective Date of Termination, participating in one or more deferred compensation arrangements subject to Section 409A of the Code, the payments and benefits provided under those arrangements shall continue to be governed by, and to become due and payable in accordance with, the specific terms and conditions of those arrangements, and nothing in this Restated Agreement shall be deemed to modify or alter those terms and conditions.
          (e) Benefit Limit.
               (i) In the event that any payments or benefits to which Executive becomes entitled in accordance with the provisions of this Restated Agreement (or any other agreement with the Company or other member of the Employer Company) would otherwise constitute a parachute payment under Section 280G(b)(2) of the Code, then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Section 4999 of the Code on the payments and benefits provided the Executive under this Restated Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company).
               (ii) If a reduction in benefits is required to satisfy the benefit limit of Section 6(e)(i), then the portion of any parachute payment otherwise payable in cash to the Executive (including first the Cash Severance Payments and then the Monthly Benefit Payments) shall be reduced to the extent necessary to comply with such benefit limit, with such reduction to be applied pro-rata to each Cash Severance Payment and (if applicable) each Monthly Benefit Payment but without any change in the payment dates. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of the Executive’s options or other equity awards (based on the amount of the parachute payment attributable to each such option or equity award under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such reduction to be made in the same chronological order in which those awards were made.

          (f) Resolution Procedures. In the event there is any disagreement between the Executive and the Company as to whether one or more payments or benefits to which the Executive becomes entitled constitute a parachute payment under Code Section 280G or as to the determination of the present value thereof, such dispute will be resolved as follows:
               (i) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or benefit or the method of valuation therefor, the characterization afforded to such payment or benefit by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.
               (ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to the independent registered public accounting firm (the “Independent Auditors”) selected and paid for by the Company. The resolution reached by the Independent Auditors will be final and controlling; provided, however, that if in the judgment of the Independent Auditors, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by the Independent Auditors, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the preparation and submission of the ruling request shall be shared equally by the Executive and the Company.
               (iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the present value thereof will, at the Independent Auditor’s election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal shall be shared equally by the Executive and the Company.
               (iv) All determinations required of the Independent Auditors or third-party appraiser shall be completed on or before the later of (i) the last day of the calendar year in which the transaction triggering the parachute payment is effected or (ii) the fifteenth day of the third calendar month following such effective date.
          (g) Payment Statement. At the time that payments are made under this Section 6, the Company shall provide the Executive with a detailed written statement setting forth the manner in which such payments were calculated and the basis for such calculations. Notwithstanding the foregoing, the Cash Severance Payments shall immediately cease and no longer be payable if the Executive violates any of the terms set forth in Sections 7 or 8 hereof. Such remedy shall be in addition to any and all other remedies available by law or equity.
          (h) Delayed Commencement Date. The following provisions shall be applicable to all payments and benefits to which the Executive becomes entitled under Section 6(c) of this Restated Agreement:

               (i) Notwithstanding any provision to the contrary in this Restated Agreement (other than Section 6(h)(ii)), no payments or benefits to which the Executive becomes entitled in accordance with Section 6(c) (other than the reimbursement of Coverage Costs during the applicable period of COBRA coverage) shall be made or paid to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service or (ii) the date of his death, if the Executive is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be a “specified employee” under Code Section 409A at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section 6(h)(i) shall be paid to the Executive in a lump sum, and any remaining payments due under this Restated Agreement shall be paid in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.
               (ii) The holdback provisions of Section 6(h)(i) shall not be applicable to any Monthly Benefit Payments otherwise payable during the six (6)-month period measured from Executive’s Separation from Service, to the extent the aggregate amount of the Monthly Benefit Payments for that period does not exceed the applicable dollar amount in effect under Section 402(g)(1)(B) of the Code for the calendar year in which the Executive’s Separation form Service occurs. However, to the extent the Monthly Benefit Payment payable by the Company for each month within that six (6) month period would otherwise exceed one-sixth of the applicable Code Section 402(g)(1)(B) dollar amount, Executive shall pay that excess portion of the Monthly Benefit Payment to the applicable insurance companies, and the Company shall reimburse Executive for those payments upon the expiration of the holdback period.
          (i) Withholding Taxes. Each payment or benefit provided pursuant to this Section 6 shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes and any taxes required to be withheld under Section 4999 of the Code, and the Executive shall only receive the net amount of each payment or benefit that remains after such withholding taxes have been collected.
          (j) Notice of Termination. Any purported termination of the Executive’s employment with the Company (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with the notice provisions of Section 14.

     7. Non-Competition Agreement.
          (a) Competition with the Company. During the Employment Term and for twenty-four (24) months after the Effective Date of Termination, the Executive, directly or indirectly or, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity (any of the foregoing, an “Affiliated Entity”) shall not act as an executive officer or provide Services (as such term is defined in Section 8 hereof) to any entity which competes with the Company or its Affiliates, within any metropolitan area in the United States or elsewhere in which the Company or its subsidiaries or affiliates (collectively, the “Affiliates”), if applicable, is then engaged in the offer and sale of competitive Services (the “Prohibited Business”); provided, however, the foregoing shall not prohibit Executive from owning up to five percent (5%) of the securities of any publicly-traded enterprise that engages in the Prohibited Business provided the Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise. In addition, during the period commencing on the Effective Date of Termination and continuing for twenty-four (24) months thereafter, the Executive may not, directly or indirectly, including through any Affiliated Entity, seek Prohibited Business from any Client (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business generated from any Client to any enterprise or business other than the Company, cause any Client to cancel or reduce any existing contract for services it may have with the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any Client, enterprise or business other than the Company. For purposes of this Agreement, the term “Client” means any person, firm, corporation, limited liability company, partnership, association or other entity (i) to which the Company sold or provided Services in excess of $100,000 during the twenty-four (24) month period prior to the Effective Date of Termination, or (ii) who or which has, as demonstrated by the Company, been approached by an employee of the Company for the purpose of soliciting business for the Company and which business was reasonably expected to generate revenue in excess of $100,000. Notwithstanding the foregoing, the provisions of this Section 7(a) shall not apply in the event of the Executive’s Resignation for Good Reason.
          (b) No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7.
          (c) References. References to the Company in this Section 7 shall include the Company’s Affiliates.
     8. Non-Disclosure of Confidential Information.
          (a) Confidential Information. For purposes of this Restated Agreement, “Confidential Information” includes, but is not limited to, trade secrets (as defined by the common law and statute in Florida or New Jersey or any future Florida or New Jersey statute), processes, policies, procedures, techniques (including recruiting techniques), designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing and uses of the Services, the Company’s budgets and strategic plans, and the identity and special needs of

Clients, databases, data, all technology relating to the Company’s businesses, systems, methods of operation, Client lists, Client information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, names, home addresses and all telephone numbers and e-mail addresses of the Company’s employees, former employees, clients and former clients. In addition, Confidential Information also includes the identity of Clients and the identity of and telephone numbers, e-mail addresses and other addresses of employees or agents of Clients who are the persons with whom the Company’s employees and agents communicate in the ordinary course of business. However, for purposes of this Restated Agreement, the following will not constitute Confidential Information: (i) information which is or subsequently becomes generally available to the public through no act of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company, (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any Affiliates of the Executive) who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company and (iv) information that the Executive is required to disclose pursuant to subpoena, court order or other judicial process or is disclosed in any report or filing with the Securities and Exchange Commission or similar governmental entity. As used herein, the term “Services” shall include the providing of early and late stage clinical drug development services, clinical trials management services and other material services engaged in by the Company during the Employment Term.
          (b) Legitimate Business Interests. The Executive recognizes that the Company has legitimate business interests to protect and, as a consequence, the Executive agrees to the restrictions contained in this Restated Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business or professional information that otherwise does not qualify as trade secrets, including all Confidential Information, (iii) substantial relationships with specific prospective or existing Clients or clients, (iv) Client goodwill associated with the Company’s business and (v) specialized training relating to the Services and the Company’s technology, methods and procedures.
          (c) Confidentiality. The Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment with the Company. The Executive further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. The Executive shall exercise all reasonable due and diligence precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media or oral. The Executive shall not copy any Confidential Information except to the extent reasonably necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent reasonably necessary to his employment. All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its Clients, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Restated Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an officer of the Company (excluding the Executive, if applicable).
          (d) References to the Company in this Section 8 shall include the Company’s Affiliates.
     9. Equitable Relief.
          (a) The Company and the Executive recognize that the services to be rendered under this Restated Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Restated Agreement or if the Executive, shall cease to be an employee of the Company for any reason and take any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below to enjoin the Executive from breaching the provisions of Section 7 or Section 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.
          (b) Any action between the Company and Executive must be commenced in Mercer County, New Jersey. The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.
     10. Conflicts of Interest. Except as otherwise set forth in Section 7(a), while employed by the Company, the Executive shall not, directly or indirectly, unless approved by the Board:
          (a) participate as an individual in any way in the benefits of transactions with any of the Company suppliers or Clients, including, without limitation, having a financial interest in the Company’s suppliers or Clients, or making loans to, or receiving loans from, the Company’s suppliers or Clients;
          (b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the Executive’s employment with the Company for the Executive’s personal advantage or gain; or

          (c) accept any offer to serve as an officer, director, partner, consultant, manager with, or to be employed in a technical capacity by, a person or entity that does business with the Company.
          As used in Section 10(a), (b) or (c), references to the Company also includes its Affiliates.
     11. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (a) conceived or made by the Executive during the course of his employment with the Company (whether or not actually conceived during regular business hours) and for a period of six (6) months subsequent to the Effective Date of Termination or expiration of such employment with the Company and (b) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (x) it was made with the Company’s equipment, supplies, facilities, or Confidential Information, (y) results from work performed by the Executive for the Company, or (z) pertains to the current business or demonstrably anticipated research or development work of the Company. The Executive shall cooperate with the Company and its attorneys, at the Company’s sole cost and expense, in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Company, and the Executive shall be bound by such decision.
     12. Assignability. The rights and obligations of the Company under this Restated Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.
     13. Severability.
          (a) The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Restated Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Restated Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Restated Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Restated Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Restated Agreement.

          (b) If any provision of this Restated Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Restated Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Restated Agreement shall be valid and binding and of like effect as though such provision were not included and the invalid or unenforceable provision shall be substituted with a provision which most closely approximates the intent and the economic effect of the invalid or unenforceable provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case.
     14. Notices and Addresses. All notices, offers, acceptance and any other acts under this Restated Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight delivery, or by facsimile delivery followed by Federal Express or similar next business day delivery, as follows:

To the Company:	PharmaNet Development Group, Inc. 504 Carnegie Center Princeton, NJ 08540 Fax: (609) 951-6821 Attn: Chief Executive Officer

With a copy to:	Morgan Lewis & Bockius, LLP 502 Carnegie Center Princeton, NJ 08540 Fax: (609)919-6701 Attn: Denis Segota, Esq.

To the Executive:	John P. Hamill

With a copy to:	Taylor Colicchio & Silverman, LLP 502 Carnegie Center, Suite 103 Princeton, NJ 08540 Fax: (609) 987-0070 Attn.: Thomas P. Wild, Esq.
or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.
     15. Counterparts. This Restated Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Restated Agreement may be by actual or facsimile signature.

     16. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Restated Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Restated Agreement, each party shall be responsible for its own attorney’s fee, costs and expenses.
     17. Governing Law. This Restated Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of New Jersey without regard to choice of law considerations.
     18. Section 409A Compliance. To the extent there is any ambiguity as to whether any provision of this Restated Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.
     19. Entire Agreement. This Restated Agreement, together with any agreements evidencing any outstanding equity awards made to the Executive by the Company, constitutes the entire agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof, including, but not limited to, the Previous Employment Agreement, which is terminated and no longer in force and effect. Neither this Restated Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which, enforcement or the change, waiver discharge or termination is sought.
     20. Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Restated Agreement and to fulfill the obligations of the parties hereunder.
     21. Section and Paragraph Headings. The section and paragraph headings in this Restated Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Restated Agreement.

     IN WITNESS WHEREOF, the Company and the Executive have each executed this Agreement as of the date set forth above.

PharmaNet Development Group, Inc.
By:	/s/ Jeffrey P. McMullen
Jeffrey P. McMullen
	Title:	Chief Executive Officer

EXECUTIVE
/s/ John P. Hammill
John P. Hamill

Exhibit A
CONSUMER PRICE INDEX FORMULA
               Commencing January 1, 2008 and the beginning of each year thereafter during the term of this Agreement, the Executive’s annual salary shall be adjusted in accordance with the Consumer Price Index, all Urban Consumers issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the years 1982-84 as a base of 100 (the “Index”). At the commencement of January 1, 2008, and of each year thereafter, the Executive’s adjusted Annual Base Salary shall be multiplied each year by a fraction, the numerator of which shall be the published Index number for the month preceding the commencement of the new year (i.e., December 2007) and the denominator of which shall be the published Index number for the preceding month of the preceding year (i.e., November 2006). The resulting increase to the Executive’s Annual Base Salary shall be added to the prior year’s Annual Base Salary and become a part thereof for the current year. In the event that the Index herein referred to ceases to be published during the term of this Agreement, or if a substantial change is made in the method of establishing such Index, then the determination of the adjustment in the Executive’s compensation shall be made with the use of such conversion factor, formula or table as may be published by the Bureau of Labor Statistics, or if none is available, the parties shall accept comparable statistics on the cost of living in the United States as shall then be computed and published by an agency of the United States, or if not so computed or published, by a respected financial periodical selected by the Company.

Exhibit B
GENERAL RELEASE
     THIS GENERAL RELEASE (“Release”) is executed by John P. Hamill (the “Executive”) pursuant to Section 6 of the Amended and Restated Employment Agreement dated as of                     , 2008 by and between PharmaNet Development Group, Inc., a Delaware corporation (the “Company”), and the Executive (the “Employment Agreement”).
     WHEREAS, the Executive’s employment with the Company is terminating;
     WHEREAS, the Executive has had 21 days (with 7 days to revoke after signing) to consider the form of this Release;
     WHEREAS, the Company advised the Executive in writing to consult with an attorney before signing this Release;
     WHEREAS, the Executive acknowledges that the consideration to be provided to the Executive under the Employment Agreement is sufficient to support this Release; and
     WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in the Employment Agreement and this Release as material and that the Company is relying on such representations and covenants in paying amounts to the Executive pursuant to the Employment Agreement.
          THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:
     1. The Executive shall receive the payments and benefits (if any) to which Executive becomes entitled under the Employment Agreement in accordance with the terms and subject to the conditions of Section 6 thereof, and nothing in this Release shall affect, waive or release the Executive’s rights to those specified payments and benefits.
     2. The Executive, on behalf of himself, his heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries, affiliates, partners, joint ventures, predecessor and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, investors, insurers and reinsurers, representatives, attorneys, and employee benefit plans (and the trustees or other individuals affiliated with such plans) past, present and future (collectively, the “Releasees”), of and from any and all legally waivable causes of action, suits, debts, complaints, claims and demands whatsoever in law or in equity, whether known or unknown, suspected or unsuspected, which Executive, or his heirs, executors, administrators, and/or assigns, ever had or now has against each or any of the Releasees, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims relating to Executive’s employment with Company or the termination of that employment, including, without limitation, claims under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey
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Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Act, the New Jersey Wage and Hour Law, and any and all other applicable federal, state or local constitutional, statutory or common law claims, now or hereafter recognized, including but not limited to, any claim for severance pay, bonus pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit or disability, or any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.
     3. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.
     4. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE CAREFULLY, THAT THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT THE EXECUTIVE HAS BEEN ADVISED THAT THE EXECUTIVE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT THE EXECUTIVE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF 7 DAYS FOLLOWING THE DATE OF THE EXECUTIVE’S EXECUTION OF THIS RELEASE, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS. IF EXECUTIVE DOES NOT SO REVOKE, THIS RELEASE WILL BECOME A BINDING AGREEMENT BETWEEN EXECUTIVE AND THE COMPANY UPON THE EXPIRATION OF SUCH 7 DAY REVOCATION PERIOD. THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SUCH 7 DAY REVOCATION PERIOD.
     5. This Release contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter hereof.
     6. This Release shall be governed and construed in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.

EXECUTIVE

Date:
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